EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE August 15, 2005	CONTACT:	Tom Considine (201) 476-5404
BUTLER INTERNATIONAL, INC.
REPORTS FIRST QUARTER RESULTS FOR 2005
SALES EXCEED PRIOR YEAR BY 11%
REPORTS FIRST QUARTER 2005 EARNINGS PER SHARE OF $0.03
     MONTVALE, NJ . . . Butler International, Inc. (NASDAQ SC: BUTL) announced today its financial results for the first quarter of 2005, and the filing of its Form 10-Q for the same quarter.
     For the quarter ended March 31, 2005, the Company reported net income of $0.4 million, or $0.03 per share, compared to net income of $0.2 million, or $0.01 per share for the first quarter in 2005.
     First quarter 2005 sales were $64.1 million, a 10.7% increase over the $57.9 million reported for the first quarter of 2004. This is the sixth straight quarter of year over year quarterly sales growth. Focusing on satisfying key customers needs is a cornerstone of Butler’s strategy. Sales to the top ten (10) customers accounted for approximately 71% of sales in the first quarter of 2005, an increase from 67% during the first quarter of the prior year.
     First quarter 2005 gross margin and operating income both increased compared to the first quarter of 2004. Gross margin for 2005 was $10.8 million, an increase of 11.7%, or $1.1 million compared to 2004. Gross margin as a percent of sales expanded slightly in 2005 to 16.9%, up from 16.8% in 2004. The increase in gross margin was driven by higher sales and a focus on higher margin business. Operating income for 2005 was $1.7 million, an increase of 40.1%, or $0.5 million compared to 2004. Operating income as a percent of sales expanded in 2005 to 2.7%, up from 2.1% in 2004. The increase in operating income resulted from gross margin growing faster than selling, general, and administrative expenses.
     First quarter 2005 sales and operating profits from the Company’s two largest segments exceeded the prior year’s first quarter results. Technical Services sales were 13.8% higher and profits were 2.6% higher when compared to the first quarter of 2004. A large portion of the year on year sales increase came from work performed in the aerospace, defense, and heavy manufacturing equipment sector. Profit growth was not as strong as sales growth as a result of opening new offices and adding employees to capture future growth opportunities. The Telecom Services segment exceeded last year’s sales and profit results by 10.0% ($1.6 million) and 133.0% ($0.7 million), respectively. The increased profitability was principally due to a combination of increased volume at a key customer. The Information Technology Services revenues were 9.2% below 2004 primarily as a result of a sales decline at a key customer more than offsetting increased sales than other customers. Information Technology Services operating profit was 14.7% below that of the prior year. The profit decline at Information Technology Services was due to lower sales and expenses incurred to expand the Company’s India operation in order to capture future growth.
     Edward M. Kopko, Chairman and Chief Executive Officer, commented, “The first quarter of 2005 was an exciting continuation of year on year improvements for Butler. Our formula of quality-oriented, client-focused services continues to be successful. We look forward to continued strong earnings growth for the balance of 2005.”
About Butler International
     Butler International, Inc. is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. During its 58-year history, Butler has served many prestigious companies. Butler’s current client list includes BellSouth, Boeing, Caterpillar, Merrill Lynch, Nokia, Nortel Networks, Northrop Grumman, United Defense, Verizon and more. If you would like to find out more about Butler’s value-added services, visit us on the web at http://www.butler.com.
     Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties as set forth in the Company’s filings with the Securities and Exchange Commission. Such risks and uncertainties may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.
Mindpower for a Changing WorldSM
World Headquarters, 110 Summit Avenue, Montvale, NJ 07645 (201) 573-8000
www.butler.com

BUTLER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS
(in thousands except per share data)
(unaudited)

	Quarter Ended
	March 31,
	2005	2004
Net sales	$64,065	$57,912
Cost of sales	53,217	48,201

Gross margin	10,848	9,711

Depreciation and amortization	372	493
Selling, general and administrative expenses	8,740	7,979

Operating profit	1,736	1,239

Interest expense	993	995

Income from continuing operations before income taxes	743	244

Income tax expense	310	92

Net income	433	152

Basic earnings per share:	$0.03	$0.01

Diluted earnings per share:	$0.03	$0.01

Average number of common shares and dilutive common share equivalents outstanding:
Basic	10,255	10,218

Assuming dilution	13,720	12,998

BUTLER INTERNATIONAL, INC.
SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)
(unaudited)

	March	March
	2005	2004
Accounts Receivable, Net	$39,359	$36,802
Total Current Assets	48,338	46,313
Accounts Payable and Accrued Expenses	19,672	19,061
Working Capital	28,666	27,252
Total Assets	106,523	105,648
Total Liabilities	84,826	88,422
Stockholders’ Equity	$21,697	$17,226
Certain prior year balances have been reclassified to conform to the current years presentation.